Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 14, 2023, with respect to the consolidated financial statements of Tall Oak Midstream Operating, LLC included in this current report of Summit Midstream Corporation on Form 8-K/A. We consent to the incorporation by reference of said report in the Registration Statement of Summit Midstream Corporation on Form S-8 (File No. 333-281730).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
December 3, 2024